Exhibit 10.85
PHILIP MORRIS INTERNATIONAL INC.
2022 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
FOR PHILIP MORRIS INTERNATIONAL INC. COMMON STOCK
(Month Day, Year)

    PHILIP MORRIS INTERNATIONAL INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the Award Statement (the “Employee”) under the Philip Morris International Inc. 2022 Performance Incentive Plan (the “Plan”), a Restricted Stock Unit Award (the “Award”) dated Month Day, Year (the “Award Date”) with respect to the number of shares of the Common Stock of the Company (the “Common Stock”) set forth in the Award Statement (the “RSUs”), all in accordance with and subject to the following terms and conditions:

1.Definitions.

For purposes of the Award and this Restricted Stock Unit Agreement (this “Agreement”) the following terms shall have the following meanings. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

(a)“Affiliate” shall have the meaning set forth in the Plan.

(b)“Cause” shall have the meaning set forth in the Plan.

(c)“Committee” shall have the meaning set forth in the Plan.

(d)“Disability” shall mean the permanent and total disability as determined under procedures established by the Company for purposes of the Plan.

(e)“Normal Retirement” shall mean the retirement from active employment under a pension plan of any member of the PMI Group or under an employment contract with any member of the PMI Group on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Employee is at that time accruing pension benefits for their current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” an Employee’s termination of employment shall be treated as a “Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement.

(f)“PMI Group” shall mean the Company and each of its Subsidiaries and Affiliates.

(g)“Restricted Period” shall have the meaning set forth in the Plan.

(h)“Section 409A” shall mean section 409A of the Code and the regulations thereunder.

(i)“Subsidiary” shall have the meaning set forth in the Plan.

2.    Normal Vesting.

The Award is subject to a Restricted Period, and during the Restricted Period the Award is subject to forfeiture until the time at which it becomes fully vested. Subject to Section 3 of this Agreement below, the RSUs shall become fully vested on the Vesting Date set forth in the Award Statement (the “Vesting Date”), provided that the Employee remains an employee of the PMI Group during the entire period commencing on the Award Date and ending on the Vesting Date.

3.Termination of Employment Before Vesting Date.

    (a) In the event of the termination of the Employee’s employment with the PMI Group prior to the Vesting Date due to (i) death, Disability or (ii) Normal Retirement, or (iii) early retirement or termination of employment (other than for Cause), in either case by mutual agreement between the PMI Group and the Employee and after the Employee has attained age 58, then the RSUs shall become fully vested on the date of death, Disability, Normal Retirement, or such early retirement or termination of employment or the date specified in such mutual agreement.

        (b) Subject to the provisions of section 6(a) of the Plan, if the Employee’s employment with the PMI Group is terminated prior to the Vesting Date in circumstances not specified in items (i), (ii) or (iii) of the preceding paragraph, the Employee shall forfeit all rights to the unvested RSUs immediately upon the date of termination. Notwithstanding the foregoing and except as provided in section 6(a) of the Plan, upon the termination of an Employee’s employment with the PMI Group, the Committee or its designee may, in its sole discretion, accelerate the vesting of some or all of such unvested RSUs.

    (c) If within the period of 12 months prior to the date of termination of employment, the Employee was an Executive Officer (as designated by the Board of Directors of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) and the termination of employment of such Employee is due to a reason other than death or Disability, any shares of Common Stock that are received by such Employee as a result of accelerated vesting provisions of Section 3(a) or (b), shall be automatically subject to a holding period that expires 12 consecutive months from the date of termination of employment.

4.    Voting and Dividend Rights; Withholding Tax on Dividend Equivalents.

The Employee does not have the right to vote the RSUs or receive dividends prior to the date, if any, such RSUs are paid to the Employee in the form of Common Stock pursuant to the terms hereof. However, unless otherwise determined by the Committee, the Employee shall receive cash amounts (less applicable withholding taxes) equal to the dividends paid from the date the Award is granted through the date of payment under Section 8 of this Agreement with respect to shares of Common Stock issuable with respect to the Award, as such dividends are paid.

5.    Transfer Restrictions.

This Award and the RSUs issuable thereunder are non-transferable and may not be transferred, assigned, hypothecated, pledged or otherwise disposed of and shall not be subject to execution, attachment or similar process, or otherwise encumbered. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the RSUs shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 8 of this Agreement below. In addition, shares of Common Stock subject to the holding period described in Section 3(c) of this Agreement may not be transferred, assigned, hypothecated, pledged or otherwise encumbered for the duration of the applicable holding period.

6.    Withholding Taxes.

    (a) With respect to Common Stock issuable upon vesting, the Employee understands and acknowledges that, regardless of any action taken by the Company, they are responsible for the tax consequences of receiving the Award granted by the Company and at time of grant will review the personal tax implications with a tax advisor. The Employee acknowledges that the Company does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Employee’s liability for withholding taxes or future personal tax obligations, which may exceed the amount, if any, actually withheld by the Company.

    (b) To the extent permitted by law or applicable regulation, the Company shall have the right at its sole and absolute discretion to collect, directly from the Employee or from other compensation amounts due to the Employee from the Company, any and all amounts required to satisfy the actual statutory withholding taxes, and/or hypothetical withholding tax amounts if applicable, arising from the Award by either (i) deducting the number of shares of Common Stock payable under the RSUs having an aggregate value equal to the amount of withholding taxes due from the total number of shares of Common Stock payable under the RSUs becoming subject to current taxation (net settlement), or (ii) the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested RSUs by the Employee (sell-to-cover). Shares of Common Stock payable under the RSUs deducted from the Award in satisfaction of tax withholding shall be valued at the fair market value of the Common Stock on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws. The Employee will have no further rights with respect to any shares of Common Stock that are retained or sold by the Company pursuant to Section 6(b).

    (c) If the Company or its tax advisor determines that the Employee is subject to withholding tax in more than one jurisdiction, the Employee acknowledges that the Company may be required to withhold or otherwise make arrangements for satisfying tax withholding obligations due in all applicable jurisdictions. If at any point the Employee is or was previously on an international assignment during the Restricted Period, the Company will calculate the amount of hypothetical tax which will be imposed on the Employee’s RSUs in accordance with the Company’s guidelines in force at the time the withholding obligation arises.

        (d) In the event that the Company’s obligation to withhold tax arises prior to the delivery of shares of Common Stock (or cash proceeds) to the Employee (e.g. at time of grant) or it is determined after the delivery of shares of Common Stock (or cash proceeds) that the amount withheld by the Company’s withholding obligation was greater than the amount withheld by the Company, the Employee agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

        (e) The Company makes no representations or undertakings regarding the tax treatment in connection with any aspect of the Award, including the grant or vesting of the RSUs, the subsequent sale of shares of Common Stock acquired upon vesting and the receipt of any dividends or dividend equivalents, and does not commit to structure the terms of the Plan, this Agreement or any aspect of the Award to reduce or eliminate the Employee’s personal tax liability or other tax obligations.

7.    Death of Employee.

If any of the RSUs shall vest upon the death of the Employee, any Common Stock received in payment of the vested RSUs shall be registered in the name of the estate of the Employee. If the Company determines that settlement in the form of Common Stock is impractical or impermissible under the Estate laws of the Employee’s country of residence, the RSUs will be settled in the form of cash.

8.     Settlement of RSUs.

Each RSU granted pursuant to the Award represents an unfunded and unsecured promise of the Company, subject to the vesting conditions and other terms of this Agreement, to issue to the Employee one share of Common Stock. Except as otherwise expressly provided in the Award Statement and subject to the terms of this Agreement, such issuance shall be made to the Employee (or, in the event of their death to the Employee’s estate as provided above) as soon as reasonably practicable following the Vesting Date pursuant to Section 2 or 3 of this Agreement and no later than December 31 of the year in which the Vesting Date occurs (except as otherwise provided in Section 9 of this Agreement). However, if a scheduled Vesting Date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal office of the Company responsible for processing such transactions and the principle executive offices of the Company are open for business, or as soon as reasonably practicable thereafter.

Notwithstanding the foregoing, in the event that Employee is subject to the Company’s policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time or Employee is otherwise prohibited from selling shares of the Company’s Common Stock in the public market and any shares covered by Employee’s RSUs are scheduled to be issued on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to Employee, as determined by the Company in accordance with such policy (“Insider Trading Policy”), or does not occur on a date when Employee is otherwise permitted to sell shares of the Company’s Common Stock in the open market, and the Company elects not to satisfy its tax withholding obligations by withholding shares from Employee’s distribution (net settlement), then either (i) such shares shall not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered during the next occurring open “window period” applicable to Employee pursuant to such policy (regardless of whether Employee is still providing continuous services at such time) or during the next period when Employee are not prohibited from selling shares of the Company’s Common Stock in the open market, but in no event later than December 31 of the year in which the Original Distribution Date occurs, or (ii) the Company shall rely on any such similar process it may adopt from time to time consistent with the Insider Trading Policy, the Plan and this Agreement. In the event the Company determines that settlement in the form of Common Stock is impractical or impermissible under the laws of the Employee’s country of residence, the RSUs will be settled in the form of cash.

9.    Compliance with Code Section 409A.

Notwithstanding anything in this Agreement to the contrary, if the Employee is subject to U.S. Federal income tax on any part of the payment of the RSUs and the Award is subject to Section 409A, then the RSUs shall be subject to the following provisions of this Section 9. If the Employee is a “specified employee” within the meaning of Section 409A, any payment of RSUs under Section 8 of this Agreement above that is on account of the Employee’s separation from service and is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid as soon as reasonably practicable after the first day of the seventh month beginning after the date of the Employee’s separation from service or, if earlier, as soon as reasonably practicable following the Employee’s death. During such delayed distribution period, the Employee shall continue to receive cash amounts equal to dividends on Common Stock pursuant to Section 4of this Agreement, and such amounts shall be paid to the Employee as such dividends are paid. In the event of a “Change in Control” under section 6(b) of the Plan that is not also a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5)(i), the RSUs shall vest as set forth in section 6(a) of the Plan, but shall not be paid upon such Change in Control as provided by section 6(a) of the Plan, and shall instead be paid at the time the RSUs would otherwise be paid pursuant to this Agreement. References to termination of employment and separation from service shall be interpreted to mean a separation from service, within the meaning of Section 409A, with the Company and all of its Affiliates treated as a single employer under Section 409A. This Agreement shall be construed in a manner consistent with Section 409A. For purposes of Section 409A, the payment of dividend equivalents under Section 4 of this Agreement shall be construed as earnings and the time and form of payment of such dividend equivalents shall be treated separately from the time and form of payment of the underlying RSUs.

10.    Clawback.

Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of the Company’s financial statements, or a significant write-off not in the ordinary course of business affecting the Company’s financial statements, an Employee, or former Employee, has received more compensation in connection with this Award than would have been paid absent the fraud, misconduct, write-off or incorrect financial statement, the Board or Committee, in its discretion, shall take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the partial or full cancellation of this Award and, with respect to RSUs that have vested, requiring the Employee to repay to the Company the partial or full fair market value of the Award determined at the time of vesting. The Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate action in such circumstances.

In consideration for the Award, the Employee acknowledges and agrees that Employee is subject to any clawback or recoupment policy or other written agreement or arrangement the Company may have now or in the future with the Employee to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Committee in its sole discretion (the “Clawback Policy”) and that the Employee’s rights with respect to the Award and any other Awards granted to the Employee shall be subject to the Clawback Policy, as amended from time to time. This Agreement shall in all events be subject to all rights and obligations that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

11.    Other Terms and Acknowledgements.

By entering into this Agreement and accepting the Award, you acknowledge and agree that:

    (a) The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Secretary, Avenue de Rhodanie 50, 1007 Lausanne, Switzerland) are incorporated herein by reference. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern;

    (b) As a condition to, and in consideration of, the grant, vesting, and settlement of RSUs, and in receiving the Award of RSUs, shares of Common Stock, or any other benefit relating to the RSUs, the Employee acknowledges, understands and agrees that the future value of the RSUs, or the underlying shares of Common Stock upon settlement thereof pursuant to Section 8 of this Agreement, is unknown, indeterminable and cannot be predicted with certainty. Neither the Company nor any Subsidiary or Affiliate will be liable for any decrease in the value of such RSUs, or underlying shares of Common Stock, or for any foreign exchange rate fluctuations between the Employee’s local currency and the United States Dollar that may affect the value of any benefit the Employee may receive in relation to the RSUs, or the underlying shares of Common Stock to be issued pursuant to the settlement thereof.

    (c) The granting of the Award does not constitute, or be evidence of, any agreement or understanding,

express or implied, on the part of the Company or its Affiliates or Subsidiaries to continue to employ the Employee for any specific period of time;

    (d) The Award does not create any contractual or other right to receive future Awards under the Plan, or benefits in lieu of the Awards, even if Awards have been awarded repeatedly in the past;

    (e) If the Employee is a resident in a country where English is not an official language, the Employee acknowledges and agrees that it is their express intent that this Agreement and the Plan and all other documents and notices given or instituted pursuant to the Award be drawn up in English. Further, the Employee acknowledges that they are sufficiently proficient in English to understand the terms and conditions of this Agreement and any documents related to the Plan or have had the ability to consult with an advisor who is sufficiently proficient in the English language. If the Employee received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control;

    (f) The Company may, in its sole discretion, deliver any documents related to this Agreement, the Award or future Awards that may be granted under the Plan by electronic means. The Employee consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online electronic system established and maintained by the Company or another third party designated by the Company;

    (g) Depending upon the country to which laws the Employee is subject, the Employee may have certain foreign asset/account and/or tax reporting requirements that may affect the Employee's ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Employee 's country of residence. The Employee's country may require that the Employee report such accounts, assets or transactions to the applicable authorities in the Employee's country. The Employee also may be required to repatriate cash received from participating in the Plan to the Employee's country within a certain period of time after receipt. The Employee is responsible for knowledge of and compliance with any such regulations and should speak with the Employee's personal tax, legal and financial advisors regarding same.

(h) The Employee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal information for purposes of administration and management of the Employee’s participation in the Plan. The Employee may, at any time, review the data, require necessary amendments to it or withdraw consents in writing by contacting the Company; however withdrawing consent may affect the Employee’s ability to participate in the Plan;

    IN WITNESS WHEREOF, this Restricted Stock Unit Agreement has been duly executed as of Month Day, Year.

PHILIP MORRIS INTERNATIONAL INC.

By:    /s/ DARLENE QUASHIE HENRY
Name:    Darlene Quashie Henry
Title:    Vice President, Associate General Counsel & Corporate Secretary